Exhibit 10.10

January 12, 2010

Mr. Barry McCarthy

Dear Barry:

On behalf of Chegg Inc. (“Chegg”), I am delighted to formally extend our invitation to you to join Chegg’s Board of Directors (the “Board”) and the Audit Committee. I am sure Chegg will benefit from your valuable business wisdom and experience.

The terms and conditions of your directorship with the Board are outlined as follows:

1. Position. You will serve as a member of the Board to serve until your resignation or replacement by the stockholders of Chegg. In addition, you will serve as the chair of the Audit Committee. As a member of the Board and the chair of the Audit Committee, you will be required from time to time to attend meetings at Chegg’s headquarters in Santa Clara, California.

2. Start Date. Your service on the Board will commence on February 23, 2010.

3. Cash Compensation. You will be paid an annual retainer for your service as a member of the Board of $35,000 per year and as the chair of the Audit Committee of $20,000 per year. As you are not an employee of Chegg, you will be responsible for reporting and paying any applicable taxes. The annual retainer paid to members of the Board and its committees is subject to revision from time to time.

4. Equity Compensation. In connection with the commencement of your service on the Board, you will be granted a non-statutory stock option to acquire 148,150 shares (representing approximately 0.2% of Chegg’s fully-diluted number of shares) of Chegg’s common stock (the “Option”). The Option will be subject to the terms and conditions of Chegg’s 2005 Stock Incentive Plan. The Option will vest ratably over 48 months from the date your service on the Board commences. The Option will be exercisable during its term at a per share exercise price equal to the fair market value of Chegg’s common stock on the date the Board approves the grant.

5. Expense Reimbursement. The Company will reimburse you for the out of pocket expenses you incur to travel to and attend meetings of the Board and the Audit Committee.

6. Indemnity. Chegg maintains Directors’ and Officers’ Insurance. In addition, Chegg will enter into an indemnification agreement in Chegg’s standard form with you.

We are all delighted to confirm by this letter agreement the terms for your service as a member of the Board and the Audit Committee and look forward to your continued success. To acknowledge and affirm the terms for your service as a member of the Board and as the chair of the Audit Committee, please sign and date this letter in the space provided below and return to us the original copy of this letter for our records.

Very truly yours,

CHEGG, INC.

By:	/s/ Osman Rashid
Osman Rashid

I accept my appointment as a member of the Board and as the chair of the Audit Committee according to the terms described above.

By:	/s/ Barry McCarthy	Date:	1-27-10
Barry McCarthy